Exhibit F-3(a)









                                             October 13, 1995



          Securities and Exchange Commission
          450 Fifth Street, N.W.
          Washington, D.C. 20549

                    Re:  Jersey Central Power & Light Company
                         Metropolitan Edison Company
                         Pennsylvania Electric Company
                         SEC File No. 70-7862

          Ladies and Gentlemen:

                    We have examined the  Post-Effective Amendment No. 1 to
          the Application on Form U-1, dated July 15, 1995, under the Public Utility Holding Company Act of 1935 (the "Act"), filed with the Securities and Exchange Commission (the "Commission") by Jersey Central Power & Light Company ("JCP&L"), Metropolitan Edison Company ("Met-Ed") and Pennsylvania Electric Company, subsidiaries of General Public Utilities Corporation ("Penelec" and, together with JCP&L and Met-Ed, the "GPU Companies") and docketed in SEC File No. 70-7862, as about to be amended by Post-Effective Amendment No. 2 thereto, dated this date, of which this opinion is to be a part. (The Application, as so amended and as thus to be amended, is hereinafter referred to as the "Application".)

                    The Application contemplates, among other things, that the GPU Companies would amend and/or restate their existing lease agreements with lessor fuel corporations (as so amended, the "Lease Agreements") to provide for the future acquisition and leasing of nuclear fuel, assemblies and component parts ("Nuclear Material") for use at Oyster Creek nuclear generating station ("Oyster Creek") and the Three Mile Island Unit 1 nuclear generating station ("TMI-1"). JCP&L owns 100% of Oyster Creek and the GPU Companies jointly own TMI-1 in the following percentages: JCP&L - 25%; Met-Ed - 50%; and Penelec - 25%. The initial terms of the Oyster Creek and TMI-1 Lease Agreements will be for three years, subject to annual renewal upon the satisfaction of certain conditions. The total amount of acquisition costs for Nuclear Material which may be outstanding at any one time under the Lease Agreements may not exceed $100 million in the case of the TMI-1 Lease Agreements. The fuel lessors would establish a new credit facility with Union Bank of Switzerland, New York Branch, to provide financing for the acquisition of Nuclear Material for Oyster Creek and TMI-1.





          Securities and Exchange Commission
          October 13, 1995
          Page 2




                    We have examined copies, signed, certified or otherwise proven to our satisfaction, of the Restated Articles of Incorporation and By-Laws of Met-Ed, and of the form of the Met-Ed Securities Certificates. We have also participated in the preparation of the filing made with the Pennsylvania Public Utility Commission ("PaPUC") with respect to the Met-Ed Securities Certificate. We are familiar with the corporate history of Met-Ed. In addition, we have examined such other instruments, agreements and documents and made such further investigation as we have deemed necessary as a basis for this opinion.

                    Based upon the foregoing, and assuming that the PaPUC issues orders registering the Securities Certificate filed by Met-Ed and that the transactions proposed in the Application are carried out in accordance therewith, we are of the opinion that when the Commission shall have entered an order forthwith granting the Application,

                    (a)  all  Pennsylvania  laws  applicable   to  Met-Ed's
               participation in the proposed transactions will have been complied with;

                    (b) the Lease Agreement, to which Met-Ed is a party, will be a valid and binding obligation of Met-Ed in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moritorium, fraudulent conveyance and other laws affecting creditors' rights generally, the Atomic Energy Act of 1954, as amended, and the regulations thereunder and general principles of equity;

                    (c) Met-Ed will legally acquire any Nuclear Material which it may acquire under and pursuant to its Lease Agreement; and

                    (d) the consummation of the transactions proposed in the Application will not violate the legal rights of the holders of any securities issued by Met-Ed.

                    We hereby consent to the filing of this opinion as an exhibit to the Application and in any proceedings before the Commission that may be held in connection therewith.

                                             Very truly yours,



                                             RYAN, RUSSELL, OGDEN & SELTZER